As filed with the Securities and Exchange Commission on December 11, 2006.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICA’S CAR-MART, INC.
(Exact name of registrant as specified in its charter)

Texas	63-0851141
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

802 Southeast Plaza Avenue Suite 200 Bentonville, Arkansas 72712
(Address of Principal Executive Offices)

AMERICA’S CAR-MART, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Tilman J. Falgout, III Chief Executive Officer America’s Car-Mart, Inc. 802 Southeast Plaza Avenue Suite 200 Bentonville, Arkansas 72712 (479) 464-9944
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Terry F. Schwartz, Esq.
Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
(404) 815-3500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par Value $0.01 Per Share	200,000	$11.47	$2,294,000	$245.46

(1) This Registration Statement shall, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions with respect to the shares registered hereunder. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) The maximum aggregate offering price is estimated in accordance with Rule 457(c) & (h)(1) under the Securities Act solely for the purpose of calculating the registration fee and is equal to the product resulting from multiplying 200,000, the number of shares registered by this Registration Statement, by $11.47, the average of the high and low sales prices of the common stock as reported on the NASDAQ National Market on December 5, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Omitted *

Item 2.  Registrant Information and Employee Plan Annual Information.

Omitted *

*Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation Of Certain Documents By Reference.

America’s Car-Mart, Inc. (hereinafter sometimes the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement its Prospectus and the following documents:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006;

(b)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)    The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Exchange Act on December 23, 1986, as amended by a Current Report on Form 8-K dated November 2, 2005, as filed with the Commission on November 2, 2005; and

(d)    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except to the extent that such documents provide that the information is furnished to, and not filed with, the Commission or shall not otherwise be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified and superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable, the class of securities offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Articles of Incorporation of the Company provide for the elimination of monetary liability of directors of the Company pursuant to Article 7.06(B) of the Texas Miscellaneous Corporation Laws Act.

The Company’s Bylaws provide that to the extent that a director or officer has been successful in the defense of any proceeding to which he was a party by virtue of his being a director or officer of the Company, the Company shall indemnify the director or officer for reasonable expenses incurred therewith.

In addition, the Company may indemnify a director or officer of the Company who is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, against liability incurred in the proceeding if he acted in his official capacity and in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in general, no indemnification shall be made in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company or in connection with any other proceeding in which a director or officer is adjudged liable on the basis that personal benefit was improperly received by him. If the person is found liable to the Company on the basis that personal benefit was improperly received by the person, the Company may indemnify that person, but such indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

Article 2.02-1 of the Texas Business Corporation Act sets forth the applicable terms, conditions, and limitations governing the indemnification of officers, directors and other persons.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Index to Exhibits attached to this Registration Statement is incorporated herein by reference.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however,

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on December 11, 2006.

AMERICA’S CAR-MART, INC.

By:	/s/ Tilman J. Falgout, III
Tilman J. Falgout, III Chief Executive Officer

By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tilman J. Falgout, III and Jeffrey A. Williams, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or resubstitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tilman J. Falgout, III Tilman J. Falgout, III	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 11, 2006

/s/ Jeffrey A. Williams Jeffrey A. Williams	Chief Financial Officer (principal financial and accounting officer)	December 11, 2006

/s/ William H. Henderson William H. Henderson	Director	December 11, 2006

/s/ William A. Swanston William A. Swanston	Director	December 11, 2006

/s/ J. David Simmons J. David Simmons	Director	December 11, 2006

/s/ Carl E. Baggett Carl E. Baggett	Director	December 11, 2006

/s/ William M. Sams William M. Sams	Director	December 11, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	America’s Car-Mart, Inc. Employee Stock Purchase Plan. (3)

4.2	Articles of Incorporation of the Company, as amended. (1)

4.3	By-Laws dated August 24, 1989. (2)

5.1	Opinion of Smith, Gambrell & Russell, LLP as to the legality of the securities being registered. (3)

23.1	Consent of Grant Thornton LLP. (3)

23.2	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1). (3)

(1)
Previously filed as Exhibits 4.1-4.8 to the Company’s Registration Statement on Form S-8 initially filed with the Securities and Exchange Commission on November 16, 2005 (No. 333-129727) and incorporated herein by reference.

(2)
Previously filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-8 initially filed with the Securities and Exchange Commission on November 16, 2005 (No. 333-129727) and incorporated herein by reference.

(3)	Filed herewith.